EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 Nos. 333-136811, 333-169793, 333-177224 and 333-179689 and related Prospectuses of EDAP TMS S.A. of our report dated April 2, 2013, relating to the financial statements, which appears in this Form 20-F.

Lyon, France, April 2, 2013

PricewaterhouseCoopers Audit

Represented by

/s/ Nicolas Brunetaud
Nicolas Brunetaud